EXHIBIT 10.1

AGREEMENT BY AND BETWEEN
Malvern Federal Savings Bank
Paoli, Pennsylvania
and
The Comptroller of the Currency

Malvern Federal Savings Bank, Paoli, Pennsylvania ("Bank") and the Comptroller of the Currency of the United States of America ("Comptroller") wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller has found unsafe and unsound banking practices relating to capital, management, and earnings, and violations of laws and regulations at the Bank.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors ("Board"), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I
JURISDICTION

(1)           This Agreement shall be construed to be a "written agreement entered into with the agency" within the meaning of 12 U.S.C. § 1818(b)(l).

(2)           This Agreement shall be construed to be a "written agreement between such depository institution and such agency" within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3)           This Agreement shall be construed to be a "formal written agreement" within the meaning of 12 C.F.R. § 163.555.  See 12 U.S.C. § 1831i.

(4)           This Agreement shall be construed to be a "written agreement" within the meaning of 12 U.S.C. § 1818(u)(1)(A).

ARTICLE II
COMPLIANCE COMMITTEE

(1)           Within ten (I0) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which at least two (2) shall not be employees, former employees, or controlling shareholders of the Bank or any of its affiliates (as the term "affiliate" is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be immediately submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.

(2)           The Compliance Committee shall meet at least monthly.

(3)           Within forty-five (45) days of the date of this Agreement and thereafter within thirty (30) days of the end of each calendar quarter, or within such other time period as required by the Assistant Deputy Comptroller in writing, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

   (a)      a description of the action needed to achieve full compliance with each Article of this Agreement;

   (b)           actions taken to comply with each Article of this Agreement; and

   (c)           the results and status of those actions.

(4)           The Board shall forward a copy of the Compliance Committee's report, with any additional written comments by the Board, to the Assistant Deputy Comptroller within fifteen (15) days of receiving such report.

ARTICLE III
BOARD TO ENSURE COMPETENT  MANAGEMENT

(1)           Within ninety (90) days of the date of this Agreement, and on an ongoing basis thereafter, the Board shall ensure that the Bank has competent management in place on a permanent and full-time basis in all senior executive officer positions, who shall be vested with sufficient executive authority to fulfill the duties and responsibilities of the position, carry out the Board's  policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in safe and sound manner within the scope of that position's  responsibilities.

(2)           Within ninety (90) days of this Agreement, and annually thereafter, or when required by the Assistant Deputy Comptroller in writing, the Board shall review the capabilities of the Bank's senior executive officers to perform present and anticipated duties, which considers the officers' past actual performance, experience, and qualifications, compared to their position descriptions, duties, and responsibilities.  Based on this review, the Board shall determine whether management changes will be made, including the need for additions to or deletions from current management.

(3)           If the Board determines that a senior executive officer will continue in his or her position but that the officer's depth of skills needs improvement, the Board shall within sixty (60) days of such determination develop and implement a written program, with specific timeframes, to improve the officer's  supervision and management of the Bank within the scope of that position's responsibilities.  At a minimum, the written program shall include:

(a)   an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;

(b)          a program to improve the effectiveness of the officer;

(c)          objectives by which the officer's  effectiveness will be measured; and

(d)   a performance appraisal program for evaluating performance according to the position's description and responsibilities and for measuring performance against the Bank's goals and objectives.

Upon completion, a copy of the written program shall be submitted to the Assistant Deputy Comptroller.

(4)           If any senior executive officer (as defined in 12 C.F.R. § 163.555) position is vacant now or in the future, including if the Board realigns an existing senior executive officer's responsibilities and a senior executive officer position becomes vacant, the Board shall within sixty (60) days of the date of this Agreement or the future vacancy, respectively, identify and provide notice to the Assistant Deputy Comptroller, of a competent, permanent, and full-time candidate for the position.  The Board shall comply with the prior notice requirements of 12 U.S.C. § 1831i and 12 C.F.R. Part 163, subpart H when selecting an individual to serve in any senior executive officer position.  Pursuant to12 U.S.C. § 1831i, 12 C.F.R. Part 163, subpart H, the Bank must receive a written notice of intent not to disapprove from the Assistant Deputy Comptroller  before appointing an individual to a senior executive officer position.

(5)           Within ten (10) days of appointing any individual to an executive officer position (other than for a senior executive officer as defined in 12 C.F.R. § 163.555), the Board shall inform the Assistant Deputy Comptroller, in writing, of the individual's identity and relevant business background and experience.

(6)           Within sixty (60) days of receiving the Assistant Deputy Comptroller's written non-disapproval of a proposed senior executive officer referred to in paragraph 4 of this Article, the Board shall appoint the individual to that position.  That new senior executive officer shall be vested with sufficient authority to fulfill the duties and responsibilities of the position, carry out the Board's policies, and, within the scope of that position's responsibilities, ensure compliance with this Agreement, applicable laws, rules and regulations, and the safe and sound operation of the Bank.

ARTICLE IV
STRATEGIC PLAN

(1)           Within ninety (90) days of the date of this Agreement, the Board shall revise and forward to the Assistant Deputy Comptroller for his review, pursuant to paragraph two (2) of this Article, the Bank's  written Strategic Plan, covering at least a three-year period.  The Bank's revised written Strategic Plan shall include a projection of major balance sheet and income statement components.  The Strategic Plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital and liquidity adequacy, and tolerance for interest rate risk, together with strategies to achieve those objectives and shall, at a minimum, include:

(a)        the strategic goals and objectives for the three-year period, including key financial indicators and risk tolerances;

(b)        an assessment of the Bank's strengths, weaknesses, opportunities, and threats that impact strategic goals and objectives;

(c)	an identification and prioritization of initiatives and opportunities, including timeframes that take into account the requirements of this Agreement;

(d)
a description of the processes in place to ensure the Bank has sufficient and adequate processes, personnel and control systems to effectively implement and adhere to the Strategic Plan and this Agreement;

(e)
a description of a management employment and succession program to ensure the Bank recruits, hires and retains competent and capable management to effectively implement and adhere to the Strategic Plan and this Agreement;

(f)	a description of the Bank's targeted market(s) and competitive facts in its identified target market(s) and a description of control systems to mitigate risks in the Bank's market(s);

(g)
an assessment of the present and planned product lines (assets and liabilities) and the identification of appropriate risk management systems to identify, measure, monitor, and controls risks, including interest rate risk, within the product lines;

(h)	a realistic and comprehensive budget that corresponds to the Strategic Plan's goals and objectives;

(i)
a realistic and comprehensive  profit plan that corresponds to the Strategic Plan's  goals and objectives, includes strategies to manage funding costs, and is consistent with the Bank's  Liquidity Policy;

(j)	a realistic and comprehensive written contingency funding plan consistent with regulatory guidance and the Bank's risk profile;

(k)	proven Interest Rate Risk ("IRR") mitigation strategies and an IRR Model validated in accordance with applicable regulatory guidance;

(l)           prudent Economic Value of Equity policy limits;

(m)	a description of the systems and metrics designed to monitor the Bank's progress in meeting and thereafter adhering to the Strategic Plan's goals and objectives; and

(n)
assigned responsibilities and accountability for the strategic planning process, including development, implementation, and adherence within the timeframes consistent with the requirements of this Article.

(2)        Prior to adoption by the Board, a copy of the Strategic Plan, and any amendments or revisions, shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.  The Board shall review and revise the Strategic plan, including after expiration of the three-year period referenced in paragraph (1) of this Article, at least annually and more frequently if necessary or if required by the Assistant Deputy Comptroller in writing.  At the next Board meeting following receipt of the Assistant Deputy Comptroller's written determination of no supervisory objection, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to the Strategic Plan and any amendments or revisions thereto.

(3)        The Bank may not initiate any action that deviates significantly from the Strategic Plan, including any amendments or revisions thereto (that has received a written supervisory no-objection from the Assistant Deputy Comptroller and that has been adopted by the Board), without a written supervisory no-objection from the Assistant Deputy Comptroller.   The Board must give the Assistant Deputy Comptroller at least thirty (30) days advance, written notice of its intent to deviate significantly from the Strategic Plan, including any amendments or revisions thereto, along with an assessment of the impact of such changes on the Bank's condition, including profitability analysis and an evaluation of the adequacy of the Bank's  organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the proposed significant deviation from the Strategic Plan.  For purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank's  marketing strategies, products and services, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank's operations or financial performance, or any other changes in personnel, operations, or external factors that may have a material impact on the Bank's operations or financial performance.

(4)           At least quarterly, the Board shall prepare a written evaluation of the Bank's performance against the Strategic Plan, including the budget and profit plans, and Capital Plan required by Article V of this Agreement and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, the Bank personnel responsible for implementing those actions and the timeframes for implementation.  The Board shall document its written evaluation in the Board meeting minutes.  Upon completion of its written evaluation, the Board shall submit a copy to the Assistant Deputy Comptroller.

(5)           Until the Strategic Plan required under this Article has been submitted by the Bank for the Assistant Deputy Comptroller's review, has received a written determination of no supervisory objection from the Assistant Deputy Comptroller, and is being implemented by the Bank, the Bank shall not significantly deviate from the products, services, asset composition and size, funding sources, structure, operations, policies, procedures, and markets of the Bank that existed before this Agreement without first obtaining the Assistant Deputy Comptroller's prior written determination of no supervisory objection to such significant deviation.  Any request to the Assistant Deputy Comptroller for prior written determination of no supervisory objection to a significant deviation must be submitted to the Assistant Deputy Comptroller at least thirty (30) days in advance of the significant deviation and shall include:

(a)           an assessment of the adequacy of the Bank's  management, staffing levels, organizational structure, financial condition, capital adequacy, funding sources, management information systems, internal controls, and written policies and procedures with respect to the proposed significant deviation; and

(b)   the Bank's  evaluation of its capability to  identify, measure, monitor, and control the risks associated with the proposed significant deviation.

ARTICLE V
CAPITAL PLAN

(1)           Within ninety (90) days of the date of this Agreement, the Board shall revise and forward to the Assistant Deputy Comptroller for his review, pursuant to paragraph three (3) of this Article, the Bank's written Capital Plan, consistent with the Strategic Plan pursuant to Article IV of this Agreement, covering at least a three (3) year period.  The written Capital Plan shall, at a minimum:

(a)         include specific plans for the maintenance of adequate capital;

(b)   determine the Bank's capital needs in relation to material risks and strategic direction consistent with the
             Strategic Plan developed pursuant to Article IV of this Agreement;

(c)   identify and establish a strategy to maintain capital adequacy and strengthen capital if necessary and establish a contingency or back-up capital plan commensurate with the Bank's overall risk and complexity;

(d)          include detailed quarterly financial projections; and

(e)   include specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Agreement that will have an impact on the Bank's capital.

(2)           The Bank may declare or pay a dividend or make a capital distribution only:

(a)        when the Bank is in compliance with its approved written Capital Plan and would remain in compliance with its approved written Capital Plan immediately following the declaration or payment of any dividend or the capital distribution;

(b)   when the Bank is in compliance with 12 U.S.C. § 1467a(f) and 12 C.F.R. Part 163, subpart E; and

(c)   following the prior written determination of no supervisory objection by the Assistant Deputy
              Comptroller.

(3)           Prior to adoption by the Board, a copy of the Bank's written Capital Plan shall be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection.  The Board shall review and update the Bank's written Capital Plan at least annually and more frequently if necessary or if required by the Assistant Deputy Comptroller in writing. Revisions to the Bank's written Capital Plan shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.  At the next Board meeting following receipt of the Assistant Deputy Comptroller's written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall immediately implement and thereafter ensure adherence to the written Capital Plan and any amendments or revisions thereto.

ARTICLE VI
VIOLATIONS OF LAW

(1)           The Board shall require and the Bank shall immediately take all necessary steps to correct each violation of law, rule or regulation cited in the most recent Report of Examination ("ROE") and in any subsequent ROE.  The quarterly progress reports required by Article 11 of this Agreement shall include the date and manner in which each correction has been effected during that reporting period.

(2)           Within sixty (60) days of the date of this Agreement and within sixty (60) days of receipt of any subsequent ROE that cites violations of law, rule, or regulation, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to:

   (a)          specific procedures to prevent violations as cited in the ROE; and

(b)   general procedures addressing compliance management that incorporate internal control systems and education of employees regarding laws, rules, and regulations applicable to their areas of responsibility.

(3)           Upon adoption, a copy of these procedures shall be promptly forwarded to the Assistant Deputy Comptroller.

ARTICLE VII
OTHER PROVISIONS

(1)           Although the Board has agreed that the Bank or the Board shall submit certain programs, plans and reports to the Assistant Deputy Comptroller for the review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for the proper and sound management of the Bank.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities  placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

(3)           In each instance in this Agreement in which the Board or a Board committee is required to ensure adherence to and undertake to perform certain obligations of the Bank, including the obligation to implement plans, policies or other actions, it is intended to mean that the Board or Board committee shall:

(a)   ensure that the Bank has sufficient processes, management, personnel, and control systems to ensure implementation of and adhere to the program developed pursuant to this Agreement, that Bank management and personnel have sufficient training and authority to execute their duties and responsibilities  under this Agreement;

(b)   authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(c)   require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(d)   follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(e)   require corrective action be taken in a timely manner on any noncompliance with such actions.

(4)           Each citation or referenced guidance included in this Agreement includes any subsequent guidance that replaces, supersedes, amends, or revises the cited law, regulation, or guidance.

(5)           The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(6)           Except as otherwise expressly provided herein, any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.

(7)           If the Bank requires an extension of any timeframe within this Agreement, the Board shall submit a written request to the Assistant Deputy Comptroller asking for relief.  Any written request submitted pursuant to this Article shall include a statement setting forth in detail the special facts and circumstances that prevent the Bank from complying with a provision within a timeframe specified in this Agreement and that require an extension of that timeframe. All such written requests shall be accompanied by relevant supporting documentation, and any other facts upon which the Bank relies.  The Assistant Deputy Comptroller's written decision concerning a request for an extension of any timeframe within this Agreement is final and not subject to further review.

(8)           This Agreement is intended to be, and shall be construed to be, a supervisory "written agreement entered into with the agency" as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1),  and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.  The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller's exercise of his supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

(9)           All reports or plans that the Bank or Board has agreed to submit to the Assistant Deputy Comptroller  pursuant to this Agreement shall be forwarded, by overnight mail or via email, to the following:

Assistant Deputy Comptroller
Comptroller of the Currency
Philadelphia Field Office
1150 Northbrook Drive, Suite 303
Trevose, PA 19053

(10)           The Office of Thrift Supervision of the United States of America ("OTS") and the Bank entered into a Supervisory Agreement dated October 25, 2010 ("Supervisory Agreement"). Pursuant to Title III of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. 111-203, 124 Stat. 1376 (2010), all functions of the OTS related to Federal savings associations were transferred to the Office of the Comptroller of the Currency of the United States of America1   This Agreement replaces the Supervisory Agreement in its entirety and therefore, the Supervisory Agreement is hereby terminated.  Provided, however, that the Bank and its institution-affiliated parties remain liable for any breach of the Supervisory Agreement preceding its termination.

_______________________
1 See Dodd-Frank Act § 312(b), 12 U.S.C. § 5412

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set his hand on behalf of the Comptroller.

/s/Emmit C. Odom, Jr.	October 7, 2014
Emmit C. Odom, Jr. Assistant Deputy Comptroller	Date

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/F. Claire Hughes	October 7, 2014
F. Claire Hughes	Date

/s/John O'Grady	October 7, 2014
John O'Grady	Date

/s/Ralph K. Packard	October 7, 2014
Ralph K. Packard	Date

/s/Joseph E. Palmer	October 7, 2014
Joseph E. Palmer	Date

/s/Stephen P. Scartozzi	October 7, 2014
Stephen P. Scartozzi	Date

/s/George E. Steinmetz	October 7, 2014
George E. Steinmetz	Date

/s/Anthony Charles Weagley	October 7, 2014
Anthony Charles Weagley	Date

/s/Therese H. Woodman	October 7, 2014
Therese H. Woodman	Date

/s/John B. Yerkes	October 7, 2014
John B. Yerkes	Date